										Nicor Gas Company
											Form 10-Q
											Exhibit 12.01

Nicor Gas Company
Computation of Consolidated Ratio of Earnings to Fixed Charges
(thousands)

	Three		Twelve
	months ended		months ended
	March 31		March 31		Year Ended December 31
	2009		2009		2008		2007		2006	2005	2004

Earnings available to cover fixed charges:

Net income	$29,791		$53,810		$59,569		$66,277		$58,656	$53,476	$62,106

Add: Income tax expense	16,042		30,015		30,991		34,197		27,814	26,128	33,108

Fixed charges	8,587		36,649		38,246		41,000		45,041	43,203	37,555

Allowance for funds
used during construction and other	(14)		(124)		(62)		(182)		(614)	(1,038)	(363)

	$54,406		$120,350		$128,744		$141,292		$130,897	$121,769	$132,406

Fixed charges:

Interest on debt	$8,089		$33,877		$35,204		$37,515		$37,665	$36,487	$35,606

Other interest charges and
amortization of debt discount,
premium, and expense, net	498	*	2,772	*	3,042	*	3,485	*	7,376	6,716	1,949

	$8,587		$36,649		$38,246		$41,000		$45,041	$43,203	$37,555

Ratio of earnings to fixed charges	6.34		3.28		3.37		3.45		2.91	2.82	3.53

* The Company adopted FIN No. 48 on January 1, 2007. Accordingly, for 2007 and going forward, the interest included in Fixed charges is only the interest on third party indebtedness. Any interest expense accrued on uncertain tax positions is excluded from the calculation of Earnings. Prior years' calculations were not changed.